                                                                   EXHIBIT 10.12

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY, AND ANY SECURITIES ISSUABLE UPON CONVERSION HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

               SUBORDINATED UNSECURED CONVERTIBLE PROMISSORY NOTE

U.S.$20,000,000.00                                       SANTA CLARA, CALIFORNIA
                                                         DATED: FEBRUARY 7, 2002

         FOR VALUE RECEIVED, NETGEAR, INC., a Delaware corporation, whose address is 4500 Great America Parkway, Santa Clara, California 95054, and its successors and permitted assigns (the "COMPANY"), hereby promises to pay to the order of NORTEL NETWORKS LIMITED, a corporation organized under the laws of Canada, whose address is 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada L6T 5P6, or its successors and assigns ("HOLDER") in lawful money of the United States of America, the lesser of TWENTY MILLION DOLLARS (U.S.$20,000,000) or the principal balance outstanding under this Subordinated Unsecured Convertible Promissory Note (this "NOTE"), together with accrued and unpaid interest thereon, on February 7, 2009 (the "MATURITY DATE"). The Company will pay Holder at Holder's address shown above or at such other address as Holder may designate in writing to the Company.

         1. Series A Preferred Stock Repurchase Agreement. This Note is issued by the Company to Holder pursuant to the terms and conditions of that certain Series A Preferred Stock Repurchase Agreement, dated as of the date hereof, by and among the Company and Holder (the "REPURCHASE AGREEMENT"). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Repurchase Agreement.

         2. Interest. Beginning on and after February 7, 2005, the unpaid principal amount of this Note shall bear interest at a rate per annum equal to seven percent (7%), calculated on the basis of a 365-day year and the actual number of days elapsed. Interest accrued and unpaid under this Note will be due and payable upon the earlier of the Maturity Date or the date of any required mandatory redemption hereunder, and interest accrued and unpaid under this Note shall be compounded annually, on February 7 of each year. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Note.

         3. Prepayment. The principal amount plus accrued and unpaid interest on this Note may be prepaid in whole or in part at any time, without premium or penalty. All prepayments of this Note will be applied first to the payment of interest accrued and unpaid under this Note, and second, if the amount of prepayment exceeds the amount of all accrued and unpaid interest, to the payment of principal outstanding under this Note.

         4. Payments on Interest then Principal. All payments, prepayments and repayments of this Note will be applied first to the payment of interest accrued and unpaid under this Note, and second, if the amount of the applicable payment, prepayment or repayment exceeds the amount of all accrued and unpaid interest, to the payment of principal outstanding under this Note.

         5. Repayment Upon a Change of Control. Upon a "CHANGE OF CONTROL" of the Company (as herein defined), at Holder's option and in its sole discretion, either (i) the principal balance outstanding under this Note, together with accrued and unpaid interest thereon, shall be promptly due and payable to Holder or (ii) the Successor (as defined herein) shall assume the Company's obligation under this Note. For purposes of this Section 5, a "CHANGE OF CONTROL" of the Company shall mean a: (a) merger, consolidation or other business combination with respect to the Company, other than a transaction or series of transactions in which the Company is the surviving entity and the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain, as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company outstanding immediately after such transaction, or (b) sale or other transfer, including by means of a distribution or dividend, of a majority of the assets of the Company. "SUCCESSOR" shall mean the surviving entity referred to in clause
(a) of the definition of "Change of Control" or the buyer(s) or the transferee(s) of the assets referred to in clause (b) of the definition of "Change in Control".

         6. Repayment Upon Public Equity Financings. Upon the closing of any public equity financing registered (other than a registration relating to employee benefit plans or a corporate reorganization or other transaction on Form S-4) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), covering the offer and sale by the Company of the Company's Common Stock to the public (a "PUBLIC EQUITY FINANCING"), the Company shall pay to Holder with respect to the outstanding principal and accrued and unpaid interest thereon under this Note the lesser of (i) sixty-six and sixty-six hundredths percent (66.66%) of the aggregate net proceeds received by the Company in any such Public Equity Financing; provided, however, that the Company shall have no payment obligation with respect to, and the sixty-six and sixty-six hundredths percent (66.66%) shall be calculated without regard to, the first U.S.$10 million in net proceeds received by the Company in the aggregate through Public Equity Financings, or (ii) the principal balance then outstanding under this Note, together with accrued and unpaid interest thereon; all in accordance with the terms and conditions set forth in Section 3 hereof.

         7. Events of Default. The occurrence of any of the following shall constitute an "EVENT OF DEFAULT" under this Note:

                  (a) Failure to Pay. The Company shall fail to pay any principal payment or any interest due thereon or other payment required under the terms of this Note on the date due and such payments shall not have been made within five (5) days of the Company's receipt of Holder's written notice to Company of such failure to pay.

                  (b) Breaches of Other Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note (other than those specified in Section 6(a)) and (i) such failure shall continue for fifteen (15) days after the Company's receipt of Holder's written notice to Company of such failure, or (ii) if such failure is not curable within such fifteen (15) day period, but is reasonably capable of cure within forty-five (45) days, either (A) such failure shall continue for forty-five (45) days after the Company's receipt of Holder's written notice to Company of such failure, or (B) the Company shall not have commenced a cure in a manner reasonably satisfactory to Holder within the initial fifteen (15) day period.

                  (c) Voluntary or Involuntary, Bankruptcy or Insolvency Proceedings. (i) The Company shall commence a voluntary case under any bankruptcy, insolvency or other similar law now or hereafter in effect, or (ii) proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

         8. Rights of Holder upon Default. The Company will immediately provide Holder with written notice upon the occurrence of any event that upon the lapse of time or the giving of notice would constitute or give rise to an Event of Default. Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 7(c)), Holder may by written notice to the Company declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, anything contained herein to the contrary notwithstanding. Upon the occurrence and during the continuance of any Event of Default described in Section 7(c), immediately and without notice, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Holder may exercise any other right power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

         9.       Subordination.

                  (a) Senior Indebtedness. The indebtedness evidenced by this Note is hereby expressly subordinated in right of payment, other than with respect to payments required under Section 6 of this Note or required on this Note's Maturity Date (February 1, 2009), to the prior payment in full of all of the Company's "SENIOR INDEBTEDNESS." For purposes of this Note, the Company's "SENIOR INDEBTEDNESS" shall mean (unless expressly subordinated to or made on a parity with the amounts due under this Note in writing) the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with any and all indebtedness of the Company owing to any and all persons or entities (other than Holder), or with respect to which the Company is a guarantor, including without limitation any and all indebtedness or guarantees with respect thereto for commercial finance obligations, leasing or equipment financing obligations, real property, personal property or otherwise in connection with the operation of the Company's business, and whether for the payment of secured or unsecured amounts, fees, costs, claims or similarly, including but not limited to that certain Credit Agreement dated as of March 22, 2001 among the Company and the financial institutions named therein as the lenders and Bank of America, N.A. as the agent, as amended, and all related Loan Documents (as defined therein); provided, however, that such Senior Indebtedness shall not include any indebtedness of the Company in connection with any trade accounts of the Company.

                  (b) Insolvency Proceedings. Unless otherwise provided herein, if there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), or a sale of all or a majority of all of the assets in connection therewith, or dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company, then no amount shall be paid by the Company in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full or the Company's obligations with respect to such Senior Indebtedness has otherwise been cancelled.

                  (c) Default on Senior Indebtedness. If there shall occur an event of default which has been declared in writing with respect to any Senior Indebtedness or in the instrument under which such Senior Indebtedness is outstanding, permitting the holder to accelerate the maturity thereof and Holder shall have received written notice thereof from the holder of such Senior Indebtedness, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full or the Company's obligations with respect to such Senior Indebtedness has otherwise been cancelled, no payment shall be made in respect of the principal of or interest on this Note. The foregoing shall not limit or restrict in any manner whatsoever the ability of Holder to declare an Event of Default under this Note.

                  (d) Further Assurances. By acceptance of this Note, Holder agrees to execute and deliver subordination agreements in forms reasonably satisfactory to Holder as may be reasonably requested from time to time by holders of Senior Indebtedness, and as a condition to Holder's rights hereunder, the Company may require that Holder execute such forms of subordination agreement.

                  (e) No Impairment. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 9 to receive cash, securities or other properties otherwise payable or deliverable to Holder, nothing contained in this Section 9 shall impair, as between the Company and Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, and provided, further, that the Company shall not enter into any Senior Indebtedness after the date hereof, the written terms of which restrict or prohibit the Company from paying Holder the principal hereof and interest hereon as and when the same become due and payable, except upon or in connection with the occurrence of a default, an event of default or any breach or violation thereunder.

                  (f) Lien Subordination. Any lien of Holder, whether now or hereafter existing in connection with the amounts due under this Note, on any assets or property of the Company or any proceeds or revenues from the assets or property of the Company which Holder may have at any time as security for any amounts due and obligations under this Note shall be subordinate to all liens now or hereafter granted to a holder of Senior Indebtedness by the Company or by law, notwithstanding the date, order or method of attachment or perfection of any such lien or the provisions of any applicable law.

                  (g) Reliance of Holders of Senior Indebtedness. Holder, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

         10.      Conversion.

                  (a) Voluntary Conversion. If after any payments made by the Company pursuant to Section 6 above, or otherwise, principal and accrued and unpaid interest thereon remain outstanding under this Note, then for a period from the closing of a firm commitment underwritten initial public offering registered under the Securities Act covering the offer and sale by the Company of the Company's Common Stock (an "IPO") to the date two (2) years after the date of the IPO, or until such earlier time as the principal and accrued interest under this Note shall have been paid in full, Holder shall have the right, at Holder's option, to convert the principal balance outstanding under this Note, together with accrued and unpaid interest thereon, in whole or in part, into fully paid and nonassessable shares of Common Stock of the Company, at a price per share equal to the gross offering price per share paid by investors in the IPO (the "CONVERSION PRICE"), in a manner consistent with the provisions hereof.

                  (b) Conversion Procedures. Before Holder shall be entitled to convert this Note into shares of Common Stock of the Company, Holder shall surrender this Note, duly endorsed, at the office of Company and shall give written notice by registered or certified mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same pursuant to Section 10(a), and shall state therein the amount of the unpaid principal amount of this Note to be converted and the name or names in which the certificate or certificates for the shares of Common Stock are to be issued. Company shall, as soon as practicable thereafter, issue and deliver at such office to Holder of this Note a certificate or certificates for the number of shares of Common Stock to which Holder shall be entitled upon conversion (bearing such legends as are required by Section 7 of the Restated Rights Agreement and applicable state and federal securities laws in the opinion of counsel to the Company), together with a replacement note (if any principal amount is not converted) and any other securities and property to which Holder is entitled upon such conversion under the terms of this Note, including a check payable to Holder for any cash amounts payable as described in Section 10(c). The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of this Note, and the person or persons entitled to receive the shares of Common Stock upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  (c) No Fractional Shares: Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Holder upon the conversion of this Note, Company shall pay to Holder an amount equal to the product obtained by multiplying the Conversion Price by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this Section 10(c), the Company shall be forever released from all its obligations and liabilities under this Note.

                  (d) Adjustments for Stock Splits, Subdivisions; Reverse Stock Splits; Other Dividends and Distributions.

                           (i) In the event the Company should at any time or
from time to time after the IPO fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling holders of Common Stock to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "COMMON STOCK EQUIVALENTS") for consideration with a value of less than 85% of the IPO price by such holders of Common Stock for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of this Note shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares.

                           (ii) If the number of shares of Common Stock
outstanding at any time after the IPO is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for this Note shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

                           (iii) In the event the Company should at any time or
from time to time after the IPO fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in cash or other property, then and in each such event, provision shall be made so that upon conversion pursuant to Sections 10(a) and (b) hereof, Holder receives, in addition to the number of shares of Common Stock receivable thereupon, the amount of cash or other property they would have received if such conversion had taken place on the date of such distribution of cash or other property, however that no such distribution shall be made if Holder receives an appropriate decrease in the Conversion Price of this Note in an amount equal to the value of such distribution of cash or other property at the time of said distribution.

         11. "Stand-Off" Agreement; Confidentiality of Notices. Holder, if requested by the Company or the managing underwriter of an underwritten public offering by the Company of Common Stock, shall not sell or otherwise transfer or dispose of any securities of the Company held by such person for a period of 180 days following the effective date of a Registration Statement (as defined in the Company's Amended and Restated Investor Rights Agreement, dated as of the date hereof, by and among the Company and the parties named therein, as amended from time to time (the "RESTATED RIGHTS AGREEMENT")); provided that such agreement shall only apply to the Qualified Initial Public Offering of the Company (as defined in the Restated Rights Agreement).

                  The Company may impose stop-transfer instructions with respect to the Registrable Shares (as defined in the Restated Rights Agreement) or other securities subject to the foregoing restriction until the end of such 180-day period. Any Holder or transferee hereunder receiving any written notice from the Company regarding the Company's plans to file a Registration Statement shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise its rights under this Note. Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 11, provided that all executive officers and directors of the Company enter into similar agreements.

         12.      Miscellaneous.

                  (a) Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and Holder.

                  (b) Successors and Assigns. This Note, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any party hereto without the prior written consent of the other party; provided, however, that Holder may assign, transfer or delegate its rights to its parent or a direct or indirect wholly-owned subsidiary without the consent of the Company. Any attempt by a party without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Note shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Note shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

                  (c) Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as shown above (any notice, request or other communication sent to the Company should be directed to the attention of the Chief Executive Officer or Chief Financial Officer of the Company) or at such other addresses as the parties may designate in writing to one another. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when received.

                  (d) Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

                  (e) Jurisdiction and Venue. Each of the parties hereto irrevocably (i) consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Note or the matters contemplated herein, (ii) agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and (iii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named court, that it is immune from extraterritorial injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in the above-named court should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than the above-named court, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than the above-named court, or that this Note or the subject matter hereof may not be enforced in or by the above-named court.

                  (f) Entire Agreement. Except as expressly set forth herein, this Note, the Repurchase Agreement (including the exhibits and schedules attached thereto) and the Restated Rights Agreement (including the exhibits attached thereto) constitute the entire agreement and understanding of the Company, the Holder and Nortel Networks hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

                  (g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

                  (h) Counterparts. This Note may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                  (i) Titles and Subtitles, The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note. All references in this Note to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

            (THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.)

         IN WITNESS WHEREOF, the Company has executed this Subordinated Unsecured Convertible Promissory Note effective as of the date first written above.

                                    NETGEAR, INC.
                                    By: /s/ Patrick Lo
                                        ----------------------------------------
                                    Name:  Patrick Lo
                                    Title: President and Chief Executive Officer

AGREED TO AND ACKNOWLEDGED BY HOLDER:

NORTEL NETWORKS LIMITED

By: /s/ Terry G. Hungle
    -------------------------
Name:  Terry G. Hungle
Title: Chief Financial Officer

By: /s/ Deborah J. Noble
    -------------------------
Name:  Deborah J. Noble
Title: Corporate Secretary

     (SIGNATURE PAGE TO SUBORDINATED UNSECURED CONVERTIBLE PROMISSORY NOTE)